Exhibit 10.4
GENERAL CABLE CORPORATION
STOCK INCENTIVE PLAN

GLOBAL PERFORMANCE STOCK UNITS GRANT LETTER

The Compensation Committee of the Board of Directors of General Cable Corporation (the “Company”) granted the performance stock units (“Performance Stock Units”) set forth below pursuant to the General Cable Corporation Stock Incentive Plan (the “Plan”).
The Performance Stock Units have been granted pursuant to the Plan and are subject to the terms and conditions of the Plan, this Grant Letter and the applicable Terms and Conditions. When and if the vesting requirements set forth in the Terms and Conditions are satisfied, the Participant shall be entitled to one share of Common Stock for each vested Performance Stock Unit. In the event of any inconsistency between this Grant Letter and the Terms and Conditions or the Plan, the Terms and Conditions or the Plan, as applicable, will govern. Capitalized terms used but not defined in this Grant Letter will have the meaning set forth in the Plan or the Terms and Conditions, as applicable.
PARTICIPANT:
DATE OF GRANT:
PERFORMANCE PERIOD:     January 1, 2017 - December 31, 2019
PERFORMANCE TARGETS:     Relative Total Shareholder Return (“RTSR”)
Return on Invested Capital (“ROIC”)
(See Exhibit A of Terms and Conditions)
AGGREGATE NUMBER
OF TARGET UNITS:
TARGET NUMBER OF UNITS
DEPENDENT ON RTSR:    50% of Aggregate Number of Target Units
TARGET NUMBER OF UNITS
DEPENDENT ON ROIC:    50% of Aggregate Number of Target Units
VESTING SCHEDULE:    As described in the Terms and Conditions, vesting of the
Performance Stock Units is contingent upon (1) the Company’s achievement of the Performance Targets during the Performance
Period; and (2) the Participant’s continued employment with the
Company and its Subsidiaries through the end of the
Performance Period.

GENERAL CABLE CORPORATION
STOCK INCENTIVE PLAN
TERMS AND CONDITIONS

GLOBAL PERFORMANCE STOCK UNITS
1.Terms and Conditions. These Performance Stock Unit Terms and Conditions (the “Terms and Conditions”) are made and entered into as of the date of grant (the “Date of Grant”) specified in the Performance Stock Unit Grant Letter to which these Terms and Conditions relate (the “Grant Letter”), between General Cable Corporation, a Delaware corporation (the “Company”), and the participant designated in the Grant Letter (the “Participant”) pursuant to the General Cable Corporation Stock Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.
2.Grant. The Participant is granted a number of performance stock units with respect to the Common Stock of the Company (the “Performance Stock Units”). The Performance Stock Units are granted as provided for under the Plan and are subject to the terms and conditions set forth in the Plan, the Grant Letter and the Terms and Conditions.
3.Vesting.
(a)    The Performance Stock Units shall be promptly recorded on the books of the Company as Performance Stock Unit awards. When and if the vesting requirements (as set forth in Paragraph 3(b) below) are satisfied, the Participant shall be entitled to receive one share of Common Stock for each vested Performance Stock Unit granted hereunder, except as otherwise provided in Paragraph 9(b)(iii) below. Except as otherwise provided in Paragraph 9 below, each vested Performance Stock Unit shall be settled within 90 days of the vesting date, but no later than March 15 of the calendar year following the calendar year in which the Performance Stock Units vested. Prior to the vesting and settlement of the Performance Stock Units, the Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the Performance Stock Units.
(b)    Except as provided in Paragraphs 8 and 9, the vesting of the Performance Stock Units is contingent upon (i) the Company’s achievement of the performance target(s) set forth in Exhibit A (“Performance Target(s)”) during the performance period set forth in the Grant Letter (“Performance Period”), and (ii) the Participant’s continued employment with the Company and its Subsidiaries through the end of the Performance Period. The last day of the Performance Period is referred to as the “Vesting Date.” Any Performance Stock Units that do not become vested as provided in Exhibit A or Paragraph 9 shall be forfeited.
4.Adjustment. If under Section 12 of the Plan, the Participant shall be entitled to new, additional or different Performance Stock Units, such new, additional or different Performance Stock Units shall be subject to the vesting and other restrictions as provided in Paragraphs 7, 8 and 9 below.
5.Rights as Shareholder. The Performance Stock Units shall be subject to the vesting requirements and other restrictions as provided in the Terms and Conditions and the Grant Letter. Upon the delivery of shares of Common Stock hereunder after vesting, the Participant shall have all the rights of a shareholder with respect to such shares of Common Stock, including, but not limited to, the right to vote such shares of Common Stock and to receive all dividends and other distributions paid with respect to them, and all such shares of Common Stock shall be evidenced by one or more certificates.

6.Dividend Equivalent Rights. The Performance Stock Units shall include corresponding Dividend Equivalent Rights. The Dividend Equivalent Rights shall be subject to the same vesting requirements and forfeiture provisions as the Performance Stock Units, and shall be settled in the form of a cash payment at the same time that the vested Performance Stock Units are settled as provided in the Terms and Conditions and the Grant Letter.
7.Non-Transferability. Performance Stock Units may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. Any attempt by the Participant to dispose of any of the Performance Stock Units in any such manner shall result in the immediate forfeiture of the Performance Stock Units.
8.Termination of Employment.
(a)    In the event of the termination of the Participant’s employment prior to the Vesting Date, the Participant shall forfeit any unvested Performance Stock Units and shall not have any right to payment in respect thereof, unless otherwise provided in this Paragraph 8 or Paragraph 9 below.
(b)    If the Participant’s employment terminates prior to the Vesting Date on account of Retirement or Disability (as defined below), a pro rata portion of the Participant’s Performance Stock Units will vest at the end of the Performance Period to the extent the Performance Target(s) for the Performance Period are met. The pro rata portion will be determined by multiplying the Performance Stock Units by a fraction, the numerator of which is the number of the Participant’s completed months of service during the Performance Period and the denominator of which is the number of months in the Performance Period. For purposes of the Performance Stock Units, “Retirement” shall mean termination of employment (other than for Cause, as defined in the Plan) after the Participant has attained age 62 and has completed ten years of service with the Company and its Subsidiaries, and “Disability” shall mean the Participant is, by reason of a mental or physical impairment, eligible to receive long-term disability benefits under the applicable long-term disability plan of the Company.
(c)    If the Participant’s employment terminates prior to the Vesting Date on account of death, a pro rata portion of the Participant’s Performance Stock Units will vest as of the date of the Participant’s death. The pro rata portion will be determined by multiplying the Performance Stock Units by a fraction, the numerator of which is the number of the Participant’s completed months of service during the Performance Period and the denominator of which is the number of months in the Performance Period.
(d)    If the Participant’s employment is terminated for Cause, whether before or after the Vesting Date, the Performance Stock Units shall immediately be forfeited and the Participant shall not have any right to payment in respect thereof.
(e)    Any Performance Stock Units that vest pursuant to this Paragraph 8 shall be settled in accordance with Paragraph 3 above, subject to Paragraph 18 below. Any Performance Stock Units that do not vest upon termination of employment and do not remain outstanding until the end of the Performance Period pursuant to this Paragraph 8 shall be forfeited and the Participant shall not have any right to payment in respect thereof.
9.Change in Control. For purposes of this Paragraph 9, all capitalized terms not otherwise defined in the Terms and Conditions shall have the meaning set forth in Exhibit A, to the extent applicable.

(a)    If a Change in Control occurs during the Performance Period, the Performance Stock Units shall become payable as described in this Paragraph 9; provided that, the Committee may take such other actions with respect to the Performance Stock Units as it deems appropriate pursuant to the Plan.
(b)    In lieu of measuring performance as of the end of the Performance Period, the Committee shall calculate a Change in Control Amount as of the closing date of the Change in Control (the “Change in Control Date”) as follows:
(i)    The number of RTSR Units to be included in the Change in Control Amount shall be equal to the number of RTSR Units that become vested based upon Relative Total Shareholder Return as calculated on the basis of performance during the period beginning on the first day of the Performance Period and ending on the Change in Control Date.
(ii)    The number of ROIC Units to be included in the Change in Control Amount shall be equal to the number of ROIC Units that become vested based upon the Company’s Return on Invested Capital as calculated on the basis of performance during the period beginning on the first day of the Performance Period and ending on the last day of the fiscal quarter preceding the Change in Control Date.
(iii)    The Committee may determine that the aggregate Change in Control Amount attributable to RTSR Units and the ROIC Units shall be (A) converted to and payable in units with respect to shares or other equity interests of the acquiring company or its parent or (B) payable in cash based on the Fair Market Value of the Change in Control Amount as of the Change in Control Date.
(c)    If a Change in Control occurs during the Performance Period and the Participant continues in employment through the Vesting Date, the Change in Control Amount shall be paid between January 1 and March 15 of the calendar year following the Vesting Date.
(d)    If a Change in Control occurs during the Performance Period, and the Participant terminates employment or service on account of Retirement, death or Disability upon or after the Change in Control Date and before the Vesting Date, the Change in Control Amount shall be paid in cash within 30 days after the Participant’s termination of employment or service, subject to Paragraph 18 below; provided that, if required by section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Participant’s Retirement or Disability occurs more than two years after the Change in Control Date, payment will be made between January 1 and March 15 of the calendar year following the Vesting Date, and not upon the earlier separation from service.
(e)    If a Participant’s employment or service terminates on account of Retirement or Disability before a Change in Control, and a Change in Control subsequently occurs before the end of the Performance Period, the prorated amount in Paragraph 8(b) shall be calculated by multiplying the fraction described in Paragraph 8(b) by the Change in Control Amount. The prorated Change in Control Amount shall be paid within 30 days after the Change in Control Date, subject to Paragraph 18 below.
(f)    If a Change in Control occurs during the Performance Period and the Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, upon or within 12 months following the Change in Control Date and before the Vesting Date, the Change in Control Amount shall be paid within 30 days after the Participant’s separation from service, subject to Paragraph 18 below.

10.Deferral of Shares. Subject to Section 9(b) of the Plan and to the extent the Participant is eligible for participation in the General Cable Deferred Compensation Plan or another deferral plan (the “DCP”), the Company may allow the Participant to elect to defer receipt of shares of Common Stock under the terms of an agreement acceptable to the Company under the DCP and applicable law, including section 409A of the Code. Further, the Company reserves the right to cause deferral to be made so as to comply with section 162(m) of the Code, to the extent permitted by section 409A of the Code.
11.Tax and Social Insurance Withholding. Regardless of any action the Company and/or the Subsidiary which employs the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and the Company and the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including the grant of the Performance Stock Units, the vesting of the Performance Stock Units, the subsequent sale of any shares of Common Stock acquired pursuant to the Performance Stock Units and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Performance Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
Prior to the delivery of the shares of Common Stock upon the vesting of the Performance Stock Units, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole shares of Common Stock otherwise issuable upon the vesting of the Performance Stock Units that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock (or as otherwise determined by the Company in its sole discretion). The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, the Company and/or the Employer may, in their discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary/wages, cash amounts payable under hereunder or other amounts payable to the Participant, with no withholding in shares of Common Stock.
In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock or through the withholding from the Participant’s salary/wages, cash amounts payable hereunder or other amounts payable to the Participant, no shares of Common Stock will be issued upon vesting of the Performance Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company and/or the Employer determine, in its sole discretion, must be withheld or collected with respect to such Performance Stock Units. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or another Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this grant of Performance Stock Units, the Participant expressly consents to the withholding of shares of Common Stock and/or the withholding of amounts from the Participant’s salary/wages or other amounts payable to the Participant as provided for hereunder. All other Tax-Related Items related to the Performance Stock Units and any shares of Common Stock delivered in payment thereof are the Participant’s sole responsibility.
12.Legend. If the Company, in its sole discretion, shall determine that it is necessary to comply with applicable securities laws, the certificate or certificates representing any shares of Common Stock delivered to the Participant hereunder shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or with respect to such laws.
13.Performance Stock Units Subject to Securities Law. The Participant covenants and agrees with the Company that if, with respect to the Performance Stock Units or any shares of Common Stock delivered to the Participant pursuant to the Terms and Conditions, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which Registration Statement shall have become effective and shall include a prospectus that is current with respect to the Performance Stock Units or shares of Common Stock subject to the Terms and Conditions, (i) that he or she takes the Performance Stock Units or such shares of Common Stock for his or her own account and not with a view to the resale or distribution thereof, (ii) that any subsequent offer for sale or sale of any such shares of Common Stock shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall have become effective and shall be current with respect to the shares of Common Stock being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, the Participant shall, prior to any offer for sale of such shares of Common Stock, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption and (iii) that the Participant agrees that the certificates evidencing such shares of Common Stock shall bear a legend to the effect of the foregoing.
14.Performance Stock Units Subject to Plan. The Terms and Conditions and the Grant Letter are subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions, except as permitted by the Plan. In the event, however, of any conflict between the provisions of the Terms and Conditions, the Grant Letter or the Plan and the provisions of an employment or change-in-control agreement between the Company and the Participant, the provisions of the latter shall prevail, to the extent consistent with the Plan.
15.Clawback. The Performance Stock Units and any underlying shares of Common Stock or value received will be subject to all applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time. In addition, in the event that the Participant engages in any activity, before or after termination of employment or service, that would be grounds for termination of the Participant’s employment for Cause, or if otherwise permitted or required pursuant to any clawback or recoupment policy of the Company, the Committee may in its discretion:
(a)    determine that the Participant shall immediately forfeit the outstanding Performance Stock Units (without regard to whether they have vested), and the outstanding Performance Stock Units shall immediately terminate, and
(b)    require the Participant to return to the Company any cash or shares of Common Stock of the Company received in settlement of the Performance Stock Units; provided that, if the Participant has disposed of any shares of Common Stock received upon settlement of the Stock Units, the Committee may require the Participant to pay to the Company, in cash, the Fair Market Value of such shares of Common Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this Paragraph 15(b) within 180 days after the Committee’s discovery of the applicable activity or within any other period permitted pursuant to any applicable clawback or recoupment policy.

For purposes of this Paragraph 15, the Participant expressly and explicitly authorizes the Company to issue instructions, on behalf of the Participant, to any brokerage firm and/or third party administrator engaged by the Company to hold shares of Common Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts held on behalf of the Participant to the Company.
16.EU Age Discrimination. For purposes of the Performance Stock Units, if the Participant is a resident of and employed in a country that is a member of the European Union, the grant of the Performance Stock Units, the Terms and Conditions and the Grant Letter are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
17.Forced Sale of Shares; Compliance with Laws; Repatriation. Notwithstanding anything in the Grant Letter or the Terms and Conditions to the contrary, if required by applicable law or foreign exchange rules or regulations, the Company may, in its sole discretion, require the Participant to immediately sell any or all shares of Common Stock issued upon settlement of the Performance Stock Units (in which case, the Company shall have the authority to issue sales instructions in relation to such shares of Common Stock on the Participant’s behalf). Further, the Participant agrees, as a condition of the grant of the Performance Stock Units, to repatriate all payments attributable to the Performance Stock Units and/or cash acquired under the Plan (including, but not limited to, dividend equivalents and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the Performance Stock Units) in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all applicable laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
18.Code Section 409A. The Performance Stock Units are intended to comply with section 409A of the Code or an exemption, and payments may only be made upon an event and in a manner permitted by section 409A, to the extent applicable. Notwithstanding anything in the Terms and Conditions or the Grant Letter to the contrary, if required by section 409A, if the Participant is considered a “specified employee” for purposes of section 409A and if any payment hereunder is required to be delayed for a period of six months after separation from service pursuant to section 409A, such payment shall be delayed as required by section 409A, and the accumulated payment amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to payment, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death. Any payments to be made upon a termination of employment may only be made upon a “separation from service” under section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of a payment, except in accordance with section 409A. Notwithstanding anything in the Terms and Conditions or the Grant Letter to the contrary, if a Change in Control is not a “change in control event” under section 409A, any Performance Stock Units that are payable pursuant to Paragraph 9 upon a Change in Control will be paid to the Participant between January 1 and March 15 of the calendar year following the Vesting Date, if required by section 409A.
19.No Right to Continued Employment. Nothing contained in the Plan, the Grant Letter or the Terms and Conditions shall confer upon the Participant any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of the Participant at any time.
20.Discretionary Nature of Plan; No Vested Rights. The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, suspended, or terminated by the Company, in its sole discretion, at any time. The grant of the Performance Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Performance Stock Units or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, and the vesting provisions. Any amendment, suspension or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.
21.Extraordinary Benefit. The value of the Performance Stock Units and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment (and the Participant’s employment contract, if any). Any grant under the Plan, including the grant of the Performance Stock Units, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
22.Consent to Collection, Use, Processing, and Transfer of Data. Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of the Performance Stock Units and the Participant’s participation in the Plan. The collection, use, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
The Company and the Employer hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Performance Stock Units, or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and the Employer each will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logic and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and the Employer each will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Employer each may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Employer’s local Human Resources Manager or the Company’s Human Resources Department.
23.Private Placement. The grant of the Stock Units is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under U.S. or local law) and the grant of the Stock Units is not subject to the supervision of the local securities authorities (unless otherwise required under U.S. or local law).
24.Electronic Delivery of Documents. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Stock Units or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including a website maintained by Fidelity Stock Plan Services.
25.English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that the Grant Letter, the Terms and Conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Stock Units, be drawn up in English. If the Participant has received the Grant Letter, the Terms and Conditions, the Plan or any other documents related to the Performance Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
26.Addendum. Notwithstanding any provisions herein to the contrary, the Performance Stock Units shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as may be set forth in an addendum to the Terms and Conditions (the “Addendum”). Further, if the Participant transfers the Participant’s residence and/or employment to another country, the special terms and conditions reflected in the Addendum, if any, for such country may apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of the Terms and Conditions.
27.Additional Requirements. The Company reserves the right to impose other requirements on the Performance Stock Units, any shares of Common Stock acquired pursuant to the Performance Stock Units and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Performance Stock Units and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
28.Binding Effect. The Terms and Conditions and the Grant Letter shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives successors and assigns.
29.Governing Law/Severability. All questions concerning the construction, validity and interpretation of the Performance Stock Units and the Plan shall be governed and construed according to the laws of the Commonwealth of Kentucky, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Performance Stock Units or the Plan shall be brought only in the state or federal courts of the Commonwealth of Kentucky. In the event that any provision of the Terms and Conditions shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
30.Entire Agreement. The Terms and Conditions and the Grant Letter constitute the entire agreement between the parties hereto, and all prior oral and written representations are merged into the Terms and Conditions. The headings in the Terms and Conditions are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the Terms and Conditions or any provision hereof.
31.By electronically acknowledging and accepting the grant of the Performance Stock Units following the date of the Company’s electronic notification to the Participant through online acceptance pursuant to the Fidelity Stock Plan Services website, the Participant (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that he or she has read the Grant Letter, any applicable Addendum and these Terms and Conditions and understands the terms and conditions of them, (c) accepts the Performance Stock Units described in these Terms and Conditions, (d) agrees to be bound by the terms of the Plan, the Grant Letter, any applicable Addendum and these Terms and Conditions, and (e) agrees that all decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.
THE PARTICIPANT MUST ACKNOWLEDGE AND ACCEPT THE STOCK UNITS WITHIN 45 DAYS FROM DATE OF GRANT.

GENERAL CABLE CORPORATION
STOCK INCENTIVE PLAN

GLOBAL PERFORMANCE STOCK UNIT TERMS AND CONDITIONS
EXHIBIT A
PERFORMANCE PERIOD:         As set forth in the Grant Letter
PERFORMANCE TARGET(S):     Relative Total Shareholder Return (“RTSR”)
Return on Invested Capital (“ROIC”)
NUMBER OF UNITS
DEPENDENT ON RTSR ("RTSR UNITS"):        50% of Performance Stock Units
NUMBER OF UNITS
DEPENDENT ON ROIC ("ROIC UNITS"):        50% of Performance Stock Units
1.RSTR Units.
Subject to the terms and conditions of the Grant Letter and the Terms and Conditions, including continued employment through the applicable vesting date, the RTSR Units shall become vested as of the last day of the Performance Period in accordance with the following table, applying straight line interpolation for RTSR Units between 50% and 100% or between 100% and 200%, rounded to the nearest whole number of RTSR Units.

	< Minimum	Minimum	Target	Maximum
Relative Total Shareholder Return	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile or Above
Vested Percent of RTSR Units	0%	50%	100%	200%
Notwithstanding the foregoing, if the Company’s Total Shareholder Return does not exceed zero (0%), the vested percentage of the RTSR Units shall not exceed 100%.
2.ROIC Units.
(a)    Subject to the terms and conditions of the Grant Letter and the Terms and Conditions, including continued employment through the applicable vesting date, the ROIC Units shall become vested as of the last day of the Performance Period in accordance with the following table, applying straight line interpolation for ROIC Units between 50% and 100% or between 100% and 200%, rounded to the nearest whole number of ROIC Units.

	< Minimum	Minimum	Target	Maximum
Return on Invested Capital	Less than 8.0%	8.0%	9.5%	11.7% or Above
Vested Percent of ROIC Units	0%	50%	100%	200%
(b)    Notwithstanding anything to the contrary herein, the Committee shall have discretion to make such adjustments to the foregoing metrics as it deems appropriate to reflect the impact of corporate transactions, accounting or tax law changes or unusual, nonrecurring or infrequent items; provided, however, that in no case shall such adjustments have the net aggregate effect of increasing the Company’s Return on Invested Capital; provided, further, that to the extent applicable, any such adjustments shall be consistent with section 162(m) of the Code.
Definitions. For purposes of the Grant Letter, the Terms and Conditions and this Exhibit A:
“Comparator Group” shall consist of those companies that comprise the S&P 1500 Capital Goods Index on the last day of the Performance Period.
“Invested Capital” shall mean the Company’s Net Debt, plus Shareholder’s Equity as determined by the Committee in its sole discretion.
“NOPAT” shall mean Net Operating Profit After Tax as determined by the Committee in its sole discretion.
“Relative Total Shareholder Return” shall mean the Company’s average Total Shareholder Return for each Performance Period in comparison to the average Total Shareholder Return for the Comparator Group for each Performance Period.
“Return on Invested Capital” shall mean quotient of (a) divided by (b) where (a) equals NOPAT, and (b) equals Invested Capital.
“Total Shareholder Return” shall mean the quotient of (a) divided by (b), where (a) equals the difference between the average trading price of one share of the Company’s Common Stock as reflected on the New York Stock Exchange for (i) the 30 day period preceding the first day of the Performance Period and (ii) the 30 day period preceding the last day of the Performance Period, and (b) equals the average trading price of one share of the Company’s Common Stock as reflected on the New York Stock Exchange for the 30 day period preceding the first day of the Performance Period.